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                                                                     EXHIBIT 5.1

                          [PHELPS DUNBAR LETTERHEAD]



                              September 24, 1999

Board of Directors
Friede Goldman International Inc.
525 East Capital Street, 7th Floor
Jackson, Mississippi 39201

Gentlemen:

     We have acted as counsel to Friede Goldman International Inc., a Mississippi corporation ("Friede Goldman"), in connection with the proposed issuance by Friede Goldman of up to 18,143,021 shares (the "Shares") of common stock, par value $.01 per share, of Friede Goldman. The Shares are proposed to be offered to holders of common stock of Halter Marine Group, Inc., a Delaware corporation ("Halter Marine"), in connection with the merger of Friede Goldman with and into Halter Marine with Friede Goldman as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of June 1, 1999 between Friede Goldman and Halter Marine, as amended (the "Merger Agreement"). This opinion is being delivered in connection with Friede Goldman's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended, pursuant to the Merger Agreement.

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Friede Goldman to shareholders of Halter Marine as described in the Merger Agreement have been validly authorized and, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America in effect on the date hereof. We express no opinion as to matters under, involving or governed by the laws of any other jurisdiction.

                                EX 5.1 - Page 1
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Board of Directors
Friede Goldman International Inc.
September 24, 1999
Page 2


     We have assumed the genuineness of all signatures and the legal capacity of all natural persons on the documents reviewed.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                              Very truly yours,

                                              PHELPS DUNBAR, L.L.P

                                              /s/ Phelps Dunbar, L.L.P.

                                              By:   E. Clifton Hodge, Jr.
                                                    Partner

                                EX 5.1 - Page 2